DECONTAMINATE INC.


INDEX



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Accountant's Disclaimer report
1


Financial Statements



  Balance Sheet
2
     As of September 30, 2020



  Statement of Operations
3
     For the period ended September 30,
2020



  Statement of Stockholders' Equity
4
     For the period ended September 30,
2020



  Statement of Cash Flows
5
     For the period ended September 30,
2020



  Notes to the Financial Statements
6 - 7


Accountant's Disclaimer Report


To the Board of Directors
DECONTAMINATE INC.
Tampa, Florida



The accompanying financial statements of
Decontaminate Inc. as of and for the
period ended September 30, 2020 were not subjected to an audit, review or compilation engagement by me, and accordingly, I do not express an opinion, a conclusion, nor provide any assurance on them.


Steven F. Landau, CPA


November 3, 2020


DECONTAMINATE INC.
BALANCE SHEET
AS OF SEPTEMBER 30, 2020



ASSETS


Current Assets

  Cash
$1,100
  Prepaid expense
70
    Total current assets
1,170


Other Assets

  Intangible assets, net of accumulated
amortization
1,157
  Security deposit
50


    Total Assets
$2,377




LIABILITIES AND STOCKHOLDERS' DEFICIENCY


Current Liabilities

  Accounts payable and accrued expenses
$925
  Loans payable
4,453
    Total current liabilities
5,378


Stockholders' Deficiency

  Preferred stock - $0.000006 par value;
1,000,000 shares

     authorized; 1,000,000 shares issued and
outstanding
6
  Common stock - $0.000006 par value;
100,000,000 shares

     authorized; 0 shares issued and outstanding
0
  Additional paid in capital
994
  Retained deficit
(4,001)

(3,001)


    Total Liabilities and Stockholders' Deficiency
$2,377








See accountant's disclaimer report and accompanying notes to the financial statements.
- 2 -


DECONTAMINATE INC.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 3,
2020 (Date of Incorporation)
TO SEPTEMBER 30, 2020












Service Revenues
$0


Direct Cost of Services
0


Gross profit
0


Operating Expenses

  General and administrative
expense
2,853
  Research and development
expense
1,088

3,941


Loss from operations
(3,941)


Amortization expense
60


Loss before income taxes
(4,001)


Corporate income taxes
0


Net Loss
($4,001)
















See accountant's disclaimer report and
accompanying notes to the financial statements.
- 3 -



DECONTAMINATE INC.
STATEMENT OF STOCKHOLDERS' DEFICIENCY
FOR THE PERIOD FROM AUGUST 3, 2020
(Date of Incorporation)
TO SEPTEMBER 30, 2020

Preferred Stock

Beginning balance - August 3, 2020
Preferred Stock Issued 0
Additional paid in capital $0
Retained earnings (deficit) $0
Total Stockholders Deficiency $0

Issuance of preferred stock 1,000,000
$ Par Value 6


Additional paid in capital $994
Retained earnings $0
Total Stockholders Deficiency $1000


Common Stock

Beginning balance - August 3, 2020
Common Stock Issued 0
Par value $0
Additional paid in capital $0
Retained earnings (deficit) $0
Total Stockholders Deficiency $0

Ending Balance SEPTEMBER 30, 2020

Preferred Stock

Beginning balance - September 30, 2020
Preferred Stock Issued 1,000,000
Par value $6
Additional paid in capital $994
Retained earnings (deficit) ($4,001)
Total Stockholders Deficiency ($3,001)


Ending Balance September 30, 2020

Preferred Stock 1,000,000
Par value $6
Additional paid in capital $994
Retained earnings (deficit) ($4,001)
Total Stockholders Deficiency ($3,001)

Common Stock 0
Par value $0
Additional paid in capital $0
Retained earnings (deficit) $0
Total Stockholders Deficiency $0

DECONTAMINATE INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD AUGUST 3, 2020 (Date of Incorporation)
TO SEPTEMBER 30, 2020)

Net loss	($4,001)
Non-cash items included in net income:
Amortization of intangible assets	60
($3,941)

Changes in operating assets and liabilities:
Decrease (increase) in assets
Prepaid expense	(70)
Security deposit	(50)
Increase (decrease) in liabilities
Accounts payable and accrued expenses 925
Total  805

Net cash used in operating activities	($3,136)
Cash flows from investing activities
Intangible assets	(1,217)
Net cash used in investing activities	(1,217)

Cash flows from financing activities
Issuance of preferred stock	1,000,000
Loans received from stockholders	 4,453
Net cash provided by financing activities	5,453

Increase in cash $1,100

Cash - beginning balance	0
Cash - ending balance	$1,100

Cash - ending balance
Cash paid during the period for interest	$0
Cash paid during the period for interest	$0

See accountant's disclaimer report and accompanying notes to the financial statements.


DECONTAMINATE INC.
Notes to the Financial Statements
September 30, 2020
Note 1 - Summary of Significant Accounting Policies
Nature of Operations
Decontaminate Inc. (the "company") was incorporated in the State of Delaware on August 3, 2020.
The company provides pathogen detection and elimination services to public and private entities worldwide.

Estimates
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results
could differ from those estimates.

Basis of Accounting and Revenue Recognition
The financial statements of the company are prepared on the accrual basis of accounting. Revenue for services billed to customers is recognized as earned when the services are performed.

Concentration of Credit Risk
At various times during the year, cash balances maintained in bank accounts may exceed FDIC insurable limits. Also, in the normal course of business, the company extends unsecured credit to its customers.

Inventory
Inventory of Rhamnolipid electrostatic spray and other products used in the performance of pathogen elimination services is reported at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

Depreciation and Amortization
Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets.
Maintenance and repairs are charged to expense as incurred. Amortization of intangibles is provided on the straight-line method over the expected period of benefit.

Fair Value of Financial Instruments
The carrying value of the company's short term financial instruments such as receivables and payables approximate their face values, based on the short-term maturities of these instruments.

Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements, calculated at currently prevailing rates.
As of September 30, 2020 the company did not have any uncertain tax positions and did not have any material unrecognized tax benefits.


DECONTAMINATE INC
Notes to the Financial Statements
'September 30, 2020


Note 2 - Intangible Assets

Patents. Estimated Useful life 17 years	$860
Domain names	1 year	357
Accumulated amortization (60)
Net book value	$1,157

Note 3 - Lease Commitment
The company entered into a one year lease for a virtual office commencing in
August 2020 and expiring in July 2021. The lease requires payments of $50 per month.

Note 4 - Issuance of Stock
Based on an August 10, 2020 meeting of the board of directors, the CEO, who is the inventor of artificial intelligence algorithms and nanotechnology to detect pathogens, and who invented rhamnolipid spray along with robotic and drone delivery applications used by the company to clean indoor environments, was approved by the board for the issuance of 1,000,000 shares of preferred stock for $1,000., and for the future issuance of 5,000,000 shares of common stock in exchange for use of patents owned by the CEO plus services to be rendered by the CEO to the company.

Note 5 - Subsequent Events and Contingent Liabilities
Management has evaluated subsequent events through November 3, 2020, the date at which the financial statements were prepared.
No material events or contingencies were identified by the company,